 AMENDMENT TO STOCKHOLDER RIGHTS AGREEMENT

THIS AMENDMENT (the “Amendment”) is entered into as of the 26th day of March, 2007, by and between eXegenics, Inc., a Delaware corporation (the “Company”) and American Stock Transfer & Trust Company, as Rights Agent (the “Rights Agent”).

RECITALS

A. The Company and the Rights Agent are parties to a Rights Agreement dated as of June 9, 2003, as amended on July 15, 2003 and December 4, 2006 (the “Rights Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Rights Agreement.

B. On March 23, 2007, the Board of Directors of the Company determined it is in the best interest of the Company’s stockholders to amend the Rights Agreement to change the Final Expiration Date to the close of business on March 26, 2007, it being the intent that the Rights Agreement shall have no further force and effect from and after that date.

C.  The Company desires to amend the Rights Agreement in accordance with Section 27 of the Rights Agreement.

Accordingly, the parties agree that:

1. Amendment to Definition of “Final Expiration Date” set forth in Section 1(r). The definition of “Final Expiration Date” in Section 1(r) of the Rights Agreement is hereby amended by substituting the following for Section 1(r):

“Final Expiration Date shall mean the close of business on March 26, 2007.”

2. Amendment of Section 7. Section 7 of the Rights Agreement is hereby amended and supplemented by adding the following provisions immediately following clause (e) thereof:

“(f) The Rights shall expire on the Expiration Date, and upon such expiration, all rights pertaining thereto shall be extinguished.”

3. Amendment of Exhibits. The Exhibits to the Rights Agreement shall be restated to reflect this Amendment, including all conforming changes.

4. Miscellaneous. This Amendment shall be deemed effective as of the date first written above, as if executed on such date.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Stockholder Rights Agreement to be executed and attested, all as of the day and year first above written.

EXEGENICS, INC.

By:	/s/ John Paganelli
Name: Title:	John Paganelli Interim Chief Executive Officer

AMERICAN STOCK TRANSFER & TRUST COMPANY

By:	/s/ Herbert J. Lemmer
Name: Title:	Herbert J. Lemmer Vice President